EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-110629) and related Prospectus of WebMD Corporation for the registration of $350,000,000 of its 1.75% Convertible Subordinated Notes Due 2023 and 22,742,040 shares of its common stock and to the incorporation by reference therein of our report dated July 28, 2004, with respect to the consolidated financial statements of VIPS, Inc. included in WebMD Corporation’s Current Report on Form 8-K dated August 11, 2004, as amended on October 25, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
November 11, 2004